Blue Line Protection Group Secures Investment from Hypur Ventures

Denver, CO – May 17, 2016 – Blue Line Protection Group, Inc. (OTCQB: BLPG) ("Blue Line" and the "Company"), a leading security, transportation and risk mitigation solutions provider for financial institutions servicing the legal cannabis industry, today announced that it has secured $500,000 in investment capital from Hypur Ventures, L.P. ("Hypur Ventures"), with an additional $500,000 that may be invested at the discretion of Hypur Ventures.

The Company plans to use the investment proceeds to continue Blue Line's growth in providing its protection, transportation and compliance investigations services to the lawful cannabis industry and other businesses that operate primarily through cash transactions. The infusion from Hypur Ventures represents the largest investment in the Company since Blue Line began operations in 2014. Click on this link to view the Form 8-K SEC filing for further detail.

Blue Line pioneered armed security and bonded courier transportation operations for Colorado's new retail cannabis industry. "As this industry expands across the nation, this investment allows us to continue our ascendancy in this sector and expand operations into emerging markets in other states," said Daniel Allen, Blue Line's Chief Executive Officer. "We've seen a consolidation of other service providers in this sector, and Hypur Ventures' capital investment positions us to accelerate our development as one of the premier service providers and explore strategic industry alliances."

Blue Line has expanded its operations to include compliance investigation services for numerous financial institutions serving the industry to assist them with their "know your customer" requirements. Blue Line acts as a risk mitigation service provider, enabling banks and credit unions to better understand their clients' operations and ensuring that their clients are operating transparent and compliant businesses.

"Increasing the operational transparency of cash-based businesses is vital to our financial institution partners," added Mr. Allen. "With full-service banking continuing to be the elusive golden goose of the industry, our investigations provide banks with the independent, third-party assessment verification they need to feel confident serving high-value, high-risk industries."

The capital investment provides resources for Blue Line's new Vaulting Services Division, a core component of Blue Line's new 12,000-square-foot headquarters located near downtown Denver. The new facility streamlines Blue Line's Colorado-based operations and introduces bank-grade vaulting and currency processing capabilities.

Blue Line has steadily increased it number of clients not only in the legal cannabis industry, but other business sectors, as well. "Building our brand and our reputation for quality of service has allowed us to diversify our client base to include other retail businesses, government entities, special event venues and more," said Ricky Bennett, Blue Line's Vice President of Operations and Compliance. "We've seen an increase in demand for our services in a variety of retail and financial sectors throughout Colorado and beyond."

About Hypur Ventures, L.P.

Hypur Ventures, L.P. is a venture capital fund dedicated to investing in businesses that operate in the cannabis industry. Hypur Ventures is creating a portfolio of companies that are known by consumers, competitors, regulators and investors as trusted providers of cannabis-related products and services.

About Blue Line Protection Group, Inc.

Blue Line Protection Group provides consulting, armed security, compliance and investigations, transportation and secure vaulting services to banks, businesses and government entities who need to protect their assets, licenses and clients. Blue Line serves banks and credit unions by providing currency processing and transportation solutions, and its risk mitigation services help financial institutions serving cash-intensive industries comply with federal "know your customer" mandates. For more information, visit www.BlueLineProtectionGroup.com.

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Contact

Michael Jerome
Vice President Media and Public Relations
Blue Line Protection Group, Inc.
800-844-5576
Media@BlueLineProtectionGroup.com

Investor Relations

Scott L. Greiper
President
Viridian Capital Advisors, LLC
212-333-0257
sgreiper@viridianca.com